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                                                                      Exhibit 11

The Shareholders and Board of Trustees
USAA Life Investment Trust:

We consent to the use of our report dated February 6, 1998 on the financial statements of the USAA Life Variable Annuity (VA) Money Market Fund, USAA Life VA Income Fund, USAA Life VA Growth and Income Fund, USAA Life VA World Growth Fund, USAA Life VA Diversified Assets Fund, USAA Life VA Aggressive Growth Fund, and USAA Life VA International Fund, all funds of the USAA Life Investment Trust included in the Trust's Annual Report to Shareholders,incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                    KPMG Peat Marwick LLP

San Antonio, Texas

March 2, 1998